UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Gamida Cell Ltd.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

116 Huntington Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, par value NIS 0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-259472

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Gamida Cell Ltd. (the “Registrant”) previously filed a Registration Statement on Form 8-A on October 23, 2018 (the “Prior Form 8-A”) with respect to the Registrant’s ordinary shares, par value NIS 0.01 per share (the “Common Shares”). This Amendment No. 1 to the Prior Form 8-A amends the “Description of Registrant’s Securities to be Registered” included in the Prior Form 8-A. The Registrant determined that, effective as of January 1, 2022, it was no longer a foreign private issuer, and, as a result, became subject to the registration and reporting requirements applicable to a United States domestic issuer. In connection with this transition, at its general meeting of shareholders held on November 17, 2021, the shareholders of the Registrant approved amendments to the Registrant’s Articles of Association to, among other things, comply with the requirements of The Nasdaq Stock Market LLC applicable to U.S. domestic issuers, including requiring that at least one-third of the issued and outstanding shares in the Registrant’s capital be present or represented at a general meeting of shareholders to pass any resolution by the shareholders at such meeting.

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the securities to be registered hereunder is included in Exhibit 4.3 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 24, 2022, and is hereby incorporated by reference herein.

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized

Gamida Cell Ltd.

Dated: March 25, 2022	By:	/s/ Julian Adams
	Name:	Julian Adams, Ph.D.
	Title:	Chief Executive Officer